Exhibit 99

Investor Relations Contact

Shane O’Connor, Senior Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

FOR IMMEDIATE RELEASE

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2019; QUARTERLY DIVIDEND INCREASE

Wilmington, MA – October 23, 2019 – UniFirst Corporation (NYSE: UNF) (the “Company”) today reported results for its fourth quarter and full year ended August 31, 2019, as compared to the comparable periods in its prior fiscal year. The fourth quarter as well as the full year included an extra week compared to the prior year.

Q4 2019 Financial Highlights

•	Consolidated revenues for the quarter increased 10.5% to $479.6 million.
•	The extra week accounted for revenue growth of approximately 7.9% in the quarter.
•	Operating income was $58.9 million, an increase of 42.2%.
•	The quarterly tax rate was 24.4% compared to 18.4% in prior year.
•	Net income increased to $46.0 million, or 31.6%.
•	Diluted earnings per share was $2.40, an increase of 32.6% over 2018’s diluted earnings per share of $1.81.

Operating income in the fourth quarter of fiscal 2018 was reduced by a one-time cash bonus of approximately $7.2 million.  This bonus was paid to employees to share in the benefits received from the 2018 U.S. tax reform and was recorded in selling and administrative expenses. Excluding the effect of the one-time bonus:

•	Operating income increased 21.3% compared to prior year’s adjusted operating income.
•	Net income increased 15.2% compared to adjusted net income in the prior year.
•	Diluted earnings per share increased 16.5% from 2018’s adjusted diluted earnings per share of $2.06.

See the Reconciliation of GAAP to Non-GAAP Financial Measures below.

Fiscal 2019 Financial Highlights

•	Full year consolidated revenues were $1.809 billion, up 6.7%.
•	The extra week accounted for revenue growth of approximately 2.0% compared to fiscal 2018.
•	Full year operating income was $232.0 million, an increase of 27.2%.
•	Net income for the year increased to $179.1 million, or 9.3%.
•	Diluted earnings per share was $9.33, an increase of 13.6% over 2018’s diluted earnings per share of $8.21.

Operating income in fiscal 2019 benefited from a pre-tax gain of $21.1 million, which was recorded in selling and administrative expenses. This amount reflects a settlement with the lead contractor for the version of the customer relationship management system for which it recorded a $55.8 million impairment charge in fiscal 2017 (the “CRM Settlement”).  Also, the 2018 tax rate benefited from the net effect of two discrete items (the “Tax Reform Adjustment”) recognized during the year related to the 2018 U.S. tax reform: a one-time revaluation of its U.S. net deferred tax liabilities and a partially offsetting charge related to a one-time transition tax the company would be subject to for the deemed repatriation of its foreign earnings.  Excluding the impact of the CRM Settlement, the Tax Reform Adjustment as well as the one-time bonus discussed above:

•	Adjusted operating income for 2019 was $210.9 million, an increase of 11.3% from adjusted operating income in 2018.
•	Adjusted net income for the year increased to $163.6 million, or 10.0% over 2018’s adjusted net income.
•	Adjusted diluted earnings per share was $8.52, an increase of 14.4% over 2018’s adjusted diluted earnings per share of $7.45.

See the Reconciliation of GAAP to Non-GAAP Financial Measures below.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “We are pleased with our fourth quarter results as well as our full year performance which delivered record revenues and profits.  During the year, our top and bottom lines benefited from improved customer retention and productivity in our sales force.   As always, I would like to thank our thousands of employee Team Partners for their efforts as we continue to strive for profitable growth while providing the highest quality service to our customers.”

Segment Reporting Highlights for Q4 2019

Core Laundry Operations

•	Revenues increased 10.1% to $431.5 million.
•	Organic growth, which excludes the effect of the extra week and fluctuations in the Canadian dollar, was 2.4%.
•

Operating margin increased to 12.9% from 10.0% in the 2018 quarter. Adjusting for the effect of the one-time bonus discussed above, adjusted operating margin in prior year was 11.8%.  This increase was primarily due to the capitalization of sales commission costs due to the adoption of new revenue accounting guidance in the first quarter of fiscal 2019 as well as lower workers’ compensation expense and energy costs as a percentage of revenues. In addition, several other operating and administrative expenses trended favorably and contributed to the margin improvement. These items were partially offset by higher service payroll and merchandise amortization costs as a percentage of revenues.

See the Reconciliation of GAAP to Non-GAAP Financial Measures below.

Specialty Garments

•	Revenues for the quarter were $31.2 million, an increase of approximately 7.9%. This increase was primarily due to the extra week in the fourth quarter of 2019 compared to the prior year.
•

Operating margin increased to 6.6% from 4.2%. This increase was primarily due to lower production and delivery costs as a percentage of revenues, which were partially offset by higher merchandise amortization costs as a percentage of revenues.

•	Specialty Garments consists of nuclear decontamination and cleanroom operations and its results can vary significantly due to seasonality and the timing of reactor outages and projects.

Capital Allocation

•	Cash, cash equivalents and short-term investments totaled $385.3 million as of August 31, 2019.
•	The Company had no long-term debt outstanding as of August 31, 2019.
•

Under its previously announced stock repurchase program, the Company repurchased 52,650 shares of common stock for a total of $9.6 million during its fourth fiscal quarter of 2019 and 197,150 shares of common stock for $30.5 million in the full fiscal year.

•	Weighted average shares outstanding – Diluted for the fourth quarter of 2019 decreased 0.9% from the fourth quarter of 2018 to 19.2 million shares.

Quarterly Dividend Increase

UniFirst also announced today that it will be raising its quarterly dividend to $0.25 per share for Common Stock and to $0.20 per share for Class B Common Stock, up from $0.1125 and $0.09 per share, respectively.  This decision was reviewed and approved as part of the Board of Directors’ ongoing evaluation of UniFirst’s capital allocation strategy.

Financial Outlook

Mr. Sintros continued, “At this time, we expect our fiscal 2020 revenues to be between $1.860 billion and $1.880 billion and full year diluted earnings per share to be between $7.47 and $7.92. As a reminder, our fiscal 2020 will contain one less week compared to fiscal 2019. As we look toward fiscal 2020, our guidance reflects our continued investments in our people, processes and technology, which will help us achieve our primary objective of being recognized as the top service provider in our industry."

Fiscal 2020 Outlook Highlights and Assumptions

•	Includes one less week compared to fiscal 2019.
•	Includes the benefit of an acquisition the Company completed in the Kansas City, MO market in September 2019 that is anticipated to contribute approximately $12.5 million in revenue to fiscal 2020.
•

Core Laundry organic growth, which excludes the effect of the extra week in 2019, fluctuations in the Canadian exchange rate and the benefit of acquisitions, is assumed to be 4.3% at the midpoint of the range

•	Core Laundry’s operating margin is assumed to be 10.3% at the midpoint of the range.
•	The income tax rate is assumed to be 25.0%.

The assumed decline in the Core Laundries operating margin is primarily attributable to benefits the Company realized in fiscal 2019 related to healthcare claims and worker’s compensation expense that are not forecasted to continue into fiscal 2020 as well as additional expense the Company expects to incur related to its ongoing CRM initiative.

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products; and with 260 service locations, over 300,000 customer locations, and 14,000-plus employee Team Partners, the company outfits nearly 2 million workers each business day. For more information, contact UniFirst at 800.455.7654 or visit UniFirst.com.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. Such factors include, but are not limited to, the performance and success of our Chief Executive Officer, uncertainties caused by adverse economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, including the impact of the Affordable Care Act, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, instability in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management (CRM) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 25, 2018 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)	Fourteen weeks ended August 31, 2019	Thirteen weeks ended August 25, 2018	Fifty-three weeks ended August 31, 2019	Fifty-two weeks ended August 25, 2018
Revenues	$479,621	$434,063	$1,809,376	$1,696,489

Operating expenses:
Cost of revenues (1)	300,574	270,528	1,139,195	1,056,724
Selling and administrative expenses (1)	92,353	96,219	334,840	360,727
Depreciation and amortization	27,770	25,890	103,333	96,662
Total operating expenses	420,697	392,637	1,577,368	1,514,113

Operating income	58,924	41,426	232,008	182,376

Other (income) expense:
Interest income, net	(3,075)	(1,648)	(9,082)	(5,543)
Other expense, net	1,129	221	3,166	673
Total other income, net	(1,946)	(1,427)	(5,916)	(4,870)

Income before income taxes	60,870	42,853	237,924	187,246
Provision for income taxes	14,882	7,901	58,790	23,351

Net income	$45,988	$34,952	$179,134	$163,895

Income per share – Basic:
Common Stock	$2.52	$1.90	$9.77	$8.66
Class B Common Stock	$2.01	$1.52	$7.81	$6.91

Income per share – Diluted:
Common Stock	$2.40	$1.81	$9.33	$8.21

Income allocated to – Basic:
Common Stock	$38,619	$29,312	$150,247	$133,802
Class B Common Stock	$7,369	$5,640	$28,887	$30,093

Income allocated to – Diluted:
Common Stock	$45,988	$34,952	$179,134	$163,895

Weighted average shares outstanding – Basic:
Common Stock	15,340	15,429	15,385	15,454
Class B Common Stock	3,659	3,711	3,697	4,357
	—
Weighted average shares outstanding – Diluted:
Common Stock	19,159	19,335	19,196	19,963

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	August 31, 2019	August 25, 2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$385,341	$270,512
Receivables, net	203,457	200,797
Inventories	100,916	90,176
Rental merchandise in service	184,318	174,392
Prepaid taxes	4,060	27,024
Prepaid expenses and other current assets	35,699	21,899

Total current assets	913,791	784,800

Property, plant and equipment, net (1)	574,509	547,996
Goodwill	401,178	397,422
Customer contracts and other intangible assets, net (1)	72,720	82,484
Deferred income taxes	448	425
Other assets	84,674	30,259

	$2,047,320	$1,843,386

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$77,918	$73,500
Accrued liabilities	111,721	124,225
Accrued taxes	205	736

Total current liabilities	189,844	198,461

Long-term liabilities:
Accrued liabilities	117,074	105,888
Accrued and deferred income taxes	99,172	74,070

Total long-term liabilities	216,246	179,958

Shareholders’ equity:
Common Stock	1,533	1,543
Class B Common Stock	364	371
Capital surplus	84,946	82,973
Retained earnings	1,588,075	1,405,239
Accumulated other comprehensive loss	(33,688)	(25,159)

Total shareholders’ equity	1,641,230	1,464,967

	$2,047,320	$1,843,386

(1) The Company has reclassified $11.6 million of software from property, plant, and equipment to intangible assets as of August 25, 2018, to conform to current year presentation.

Detail of Operating Results

(Unaudited)

Revenues

(In thousands, except percentages)	Fourteen weeks ended August 31, 2019	Thirteen weeks ended August 25, 2018	Dollar Change	Percent Change
Core Laundry Operations	$431,539	$391,826	$39,713	10.1%
Specialty Garments	31,261	28,981	2,280	7.9%
First Aid	16,821	13,256	3,565	26.9%
Consolidated total	$479,621	$434,063	$45,558	10.5%

(In thousands, except percentages)	Fifty-three weeks ended August 31, 2019	Fifty-two weeks ended August 25, 2018	Dollar Change	Percent Change
Core Laundry Operations	$1,616,205	$1,523,648	$92,557	6.1%
Specialty Garments	132,767	118,477	14,290	12.1%
First Aid	60,404	54,364	6,040	11.1%
Consolidated total	$1,809,376	$1,696,489	$112,887	6.7%

Operating Income

(In thousands, except percentages)	Fourteen weeks ended August 31, 2019	Thirteen weeks ended August 25, 2018	Dollar Change	Percent Change
Core Laundry Operations	$55,616	$39,173	$16,443	42.0%
Specialty Garments	2,072	1,204	868	72.1%
First Aid	1,236	1,049	187	17.8%
Consolidated total	$58,924	$41,426	$17,498	42.2%

(In thousands, except percentages)	Fifty-three weeks ended August 31, 2019	Fifty-two weeks ended August 25, 2018	Dollar Change	Percent Change
Core Laundry Operations	$212,954	$163,588	$49,366	30.2%
Specialty Garments	14,145	14,070	75	0.5%
First Aid	4,909	4,718	191	4.0%
Consolidated total	$232,008	$182,376	$49,632	27.2%

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Fifty-three weeks ended August 31, 2019	Fifty-two weeks ended August 25, 2018
Cash flows from operating activities:
Net income	$179,134	$163,895
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	103,333	96,662
Amortization of deferred financing costs	112	112
Forgiveness of a liability	(7,346)	—
Share-based compensation	5,761	4,638
Accretion on environmental contingencies	755	692
Accretion on asset retirement obligations	865	935
Deferred income taxes	8,896	(7,861)
Other	(283)	(232)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(3,189)	(12,420)
Inventories	(10,736)	(11,051)
Rental merchandise in service	(10,324)	(21,572)
Prepaid expenses and other current assets and Other assets	(8,011)	(5,643)
Accounts payable	3,365	4,573
Accrued liabilities	(1,027)	12,233
Prepaid and accrued income taxes	20,837	5,112
Net cash provided by operating activities	282,142	230,073

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(4,919)	(42,665)
Capital expenditures, including capitalization of software costs	(119,815)	(112,747)
Proceeds from sale of assets	405	1,777
Other	—	(263)
Net cash used in investing activities	(124,329)	(153,898)

Cash flows from financing activities:
Proceeds from exercise of share-based awards	51	461
Taxes withheld and paid related to net share settlement of equity awards	(2,767)	(3,180)
Repurchase of Common Stock	(30,515)	(146,011)
Payment of cash dividends	(8,260)	(4,218)
Net cash used in financing activities	(41,491)	(152,948)

Effect of exchange rate changes	(1,493)	(2,467)

Net increase (decrease) in cash, cash equivalents and short-term investments	114,829	(79,240)
Cash, cash equivalents and short-term investments at beginning of period	270,512	349,752
Cash, cash equivalents and short-term investments at end of period	$385,341	$270,512

Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated operating income, net income and earnings per diluted share on a GAAP basis to adjusted operating income, net income and earnings per diluted share on a non-GAAP basis are presented in the following tables. In addition, Core Laundry Operations operating income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables. Investors are encouraged to review the reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided below.

	Fifty-three weeks ended August 31, 2019
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$1,809,376	$232,008	$179,134	$9.33	$1,616,205	$212,954	13.2%
CRM Settlement	—	(21,127)	(15,566)	(0.81)	—	(21,127)	-1.3%
As adjusted	$1,809,376	$210,881	$163,568	$8.52	$1,616,205	$191,827	11.9%

	Thirteen weeks ended August 25, 2018
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$434,063	$41,426	$34,952	$1.81	$391,826	$39,173	10.0%
One-time bonus	—	7,171	4,972	0.25	—	7,171	1.8%
As adjusted	$434,063	$48,597	$39,924	$2.06	$391,826	$46,344	11.8%

	Fifty-two weeks ended August 25, 2018
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$1,696,489	$182,376	$163,895	$8.21	$1,523,648	$163,588	10.7%
Tax Reform Adjustment (a)	—	—	(20,138)	(1.01)	—	—	—
One-time bonus	—	7,171	4,972	0.25	—	7,171	0.5%
As adjusted	$1,696,489	$189,547	$148,729	$7.45	$1,523,648	$170,759	11.2%

(a) The Tax Reform Adjustment, as presented, represents a one-time revaluation of our U.S. net deferred tax liabilities as well as a charge related to a one-time transition tax the Company will be subject to for the deemed repatriation of our foreign earnings. This does not include the benefit associated with the lower U.S. federal corporate income tax rates as of January 1, 2018.